Progressive Telecommunications Corporation Announces
Acquisition of CorpHQ Inc.
BusinessMall.com to Integrate B2B Pioneer
CLEARWATER, Fla. -- (BUSINESS WIRE) -- Dec. 30, 1999 -- Progressive
 Telecommunications Corporation (OTCBB:PTCI - news), an emerging communications and Internet company, today announced that it had entered into a letter of intent to acquire CorpHQ Inc. (OTC:COHQ) in an all stock transaction valued at $6.6 million.
CorpHQ Inc. is a pioneer in the Internet's business-to-business segment, having operated an online business marketplace since 1993. CorpHQ provides an online "corporate headquarters'' at www.corphq.com for independent professionals and service providers, where it aggregates their collective capabilities into a cohesive line of services which are marketed at extremely high value points. CorpHQ's award winning "virtual organization" allows small business and enterprise clients to receive the innovation, quality and pricing of a freelance relationship with the assurances, security and quality control of a major vendor.
``This is another major step in the development of BusinessMall.com into a top-tier business-to-business portal on the Internet. CorpHQ's virtual organization and brick and mortar distributor network creates a powerful competitive advantage for BusinessMall.com,'' said Progressive's CEO Barry
 L. Shevlin. ``For the first time, enterprise-level clients will be able to purchase business and professional services on the Internet with the same degree of confidence as they would have with a major vendor in their local area."
The BusinessMall.com is an integral piece of Progressive's ongoing business strategy to capitalize on the business-to-business e-commerce revolution. As an Internet portal and e-commerce site, BusinessMall.com will provide a single point of contact for all business needs. It is expected that the large CorpHQ.com site will be integrated into BusinessMall.com, and that the combined site will launch during the first quarter of 2000.
About Progressive Telecommunications: Progressive Telecommunications is an integrated telecommunications company with a commitment to achieving new horizons through integrated technology and the Internet. Progressive offers a complete array of communications and enhanced computer telephony services for small to medium sized businesses.
About CorpHQ: CorpHQ operates a portal and series of vertical communities for small office / home office businesses and independent professionals at http://www.corphq.com, "the bridge between the Entrepreneur and the Enterprise." CorpHQ's unique, virtual business model aggregates the capabilities of its diverse subscribers into a virtual corporation that provides numerous services to larger organizations through the Internet and independent distributors.
This press release contains forward-looking statements. The words ``estimates'', ``pursuing'' and ``seeking'' and similar expressions identify forward-looking statements, which speak only as to the date of the statement was made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject to include, but not limited to, the effect of government regulation, competition and other material risks.